Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 (File No. 33-37306) and (File No. 333-120534) of Canyon Resources Corporation of our report dated February 25, 2005, which appears in the financial statements included in the Company’s Form 10-K for the year ended December 31, 2004 and our report dated April 8, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in the Form 10-K/A.

/s/Ehrhardt Keefe Steiner & Hottman P.C.

Ehrhardt Keefe Steiner & Hottman P.C.

Denver, Colorado
April 19, 2005